Exhibit 3.4

AMENDED AND RESTATED BY-LAW NO. 3

(Adopted by the Board of Directors, effective August 9, 2018)

ARTICLE 1

NOMINATION OF DIRECTORS

Section 1.1   Eligibility for Election

Only persons who are nominated in accordance with the procedures set out in this Article 1 shall be eligible for election as directors to the board of directors (the “Board”) of Enerflex Ltd. (the “Corporation”). Nominations of persons for election to the Board may only be made at an annual meeting of shareholders, or at a special meeting of shareholders called for any purpose which includes the election of directors to the Board, as follows:

(a)	by or at the direction of the Board or an authorized officer of the Corporation, including pursuant to a notice of meeting;

(b)

by or at the direction or request of one or more shareholders pursuant to a proposal made in accordance with the provisions of the Canada Business Corporations Act (the “Act”) or a requisition of shareholders made in accordance with the provisions of the Act; or

(c)	by any person entitled to vote at such meeting (a “Nominating Shareholder”), who:

(i)

is, at the close of business on the date of giving notice provided for in Section 1.3 below and on the record date for notice of such meeting, either entered in the securities register of the Corporation as a holder of one or more shares carrying the right to vote at such meeting or who beneficially owns shares that are entitled to be voted at such meeting; and

(ii)	has given timely notice in proper written form as set forth in this Article 1.

For the avoidance of doubt, the foregoing Section 1.1 shall be the exclusive means for any person to bring nominations for election to the Board before any annual or special meeting of shareholders of the Corporation.

Section 1.2   Nominations for Election

In addition to any other requirements under applicable laws, for a nomination to be made by a Nominating Shareholder, the Nominating Shareholder must have given notice thereof that is both timely (in accordance with this by-law) and in proper written form (in accordance with this by-law) to the corporate secretary of the Corporation at the principal executive offices of the Corporation.

Section 1.3   Notice of Nomination

For a nomination made by a Nominating Shareholder to be timely notice (a “Timely Notice”), the Nominating Shareholder’s notice must be received by the corporate secretary of the Corporation:

(a)

in the case of an annual meeting of shareholders, not later than the close of business on the 30th day before the date of the meeting; provided, however, if the first public announcement made by the Corporation of the date of the meeting (the “Notice Date”) is less than 50 days prior to the meeting date, not later than the close of business on the 10th day following the Notice Date; and

(b)

in the case of a special meeting (which is not also an annual meeting) of shareholders called for any purpose which includes the election of directors to the Board, not later than the close of business on the 15th day following the Notice Date;

provided that, in either instance, if notice-and-access (as defined in National Instrument 54- 101 - Communication with Beneficial Owners of Securities of a Reporting Issuer) is used for delivery of proxy related materials in respect of a meeting described in Section 1.3(a) or 1.3(b), and the Notice Date in respect of the meeting is not less than 50 days before the date of the applicable meeting, the notice must be received not later than the close of business on the 40th day before the date of the applicable meeting.

Section 1.4   Adjournments or Postponements

In the event of an adjournment or postponement of an annual meeting or special meeting of shareholders or any announcement thereof, a new time period shall commence for the giving of a Timely Notice.

Section 1.5   Written Form of Nomination

To be in proper written form, a Nominating Shareholder’s notice to the corporate secretary must:

(a)	disclose or include, as applicable, as to each person whom the Nominating Shareholder proposes to nominate for election as a director (a “Proposed Nominee”):

(i)	their name, age, business and residential address, principal occupation or employment for the past five years, status as a “resident Canadian” (as such term is defined in the Act);

(ii)

their direct or indirect beneficial ownership in, or control or direction over, any class or series of securities of the Corporation, including the number or principal amount and the date (s) on which such securities were acquired;

(iii)

any relationships, agreements or arrangements, including financial, compensation and indemnity related relationships, agreements or arrangements, between the Proposed Nominee or any affiliates or associates of, and any person or entity acting jointly or in concert with, the Proposed Nominee or the Nominating Shareholder;

(iv)	their written consent to being named in the notice as a nominee and to serving as a director of the Corporation if elected;

(v)

any other information that would be required to be disclosed in a dissident proxy circular or other filings required to be made in connection with the solicitation of proxies for election of directors pursuant to the Act or applicable securities laws; and

(b)	disclose or include, as applicable, as to each Nominating Shareholder giving the notice:

(i)

their name, business and residential address, direct or indirect beneficial ownership in, or control or direction over, any class or series of securities of the Corporation, including the number or principal amount and the date(s) on which such securities were acquired;

(ii)

their interests in, or rights or obligations associated with, an agreement, arrangement or understanding, the purpose or effect of which is to alter, directly or indirectly, the person’s economic interest in a security of the Corporation or the person’s economic exposure to the Corporation;

(iii)

any proxy, contract, arrangement, agreement or understanding pursuant to which such person, or any of its affiliates or associates, or any person acting jointly or in concert with such person, has any interests, rights or obligations relating to the voting of any securities of the Corporation or the nomination of directors to the Board;

(iv)

any relationships, agreements or arrangements, including financial, compensation and indemnity related relationships, agreements or arrangements, between the Nominating Shareholder or any affiliates or associates of, or any person or entity acting jointly or in concert with, the Nominating Shareholder or any Proposed Nominee;

(v)

a representation as to whether such person intends to deliver a proxy circular and/or form of proxy to any shareholder of the Corporation in connection with such nomination or otherwise solicit proxies or votes from shareholders of the Corporation in support of such nomination; and

(vi)

any other information relating to such person that would be required to be included in a dissident proxy circular or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to the Act or as required by applicable securities laws.

Section 1.6   Information in Timely Notice

All information to be provided in a Timely Notice pursuant to this Article 1 shall be provided as of the date of such notice. A Nominating Shareholder’s notice shall be promptly updated and supplemented, if necessary, so that the information provided or required to be provided in such notice shall be true and correct in all material respects as of the date that is ten (10) business days prior to the date of the meeting, or any adjournment or postponement thereof.

Section 1.7   Delivery of Timely Notice

Any notice, or other document or information required to be given to the corporate secretary of the Corporation pursuant to this Article 1 may only be given by personal delivery, facsimile transmission or by email (at such email address as may be stipulated from time to time by the corporate secretary for purposes of this notice), and shall be deemed to have been given and made only at the time it is served by personal delivery to the corporate secretary at the address of the principal executive offices of the Corporation, email (at the address as aforesaid) or sent by facsimile transmission (provided that receipt of confirmation of such transmission has been received); provided that if such delivery or electronic communication is made on a day which is a not a business day or later than 5:00 p.m. (Calgary time) on a day which is a business day, then such delivery or electronic communication shall be deemed to have been made on the next following day that is a business day.

Section 1.8   Additional Matters

(1)

The chair of any meeting of shareholders of the Corporation shall have the power to determine whether any proposed nomination is made in accordance with the provisions of this Article 1, and if any proposed nomination is not in compliance with such provisions, must declare that such defective nomination shall not be considered at any meeting of shareholders.

(2)	The Board may, in its sole discretion, waive any requirement of this Article 1.

(3)

For the purposes of this Article 1, “public announcement” means disclosure in a news release disseminated by the Corporation through a national news service in Canada, or in a document filed by the Corporation for public access under its profile on the System of Electronic Document Analysis and Retrieval at www.sedar.com.

(4)

This Article 1 is subject to, and should be read in conjunction with, the Act and the articles of the Corporation. If there is any conflict or inconihsistency between any provision of the Act or the articles and any provision of this Article 1, the provision of the Act or the articles will govern.

ARTICLE 2

ANNUAL OR SPECIAL MEETINGS OF SHAREHOLDERS

Section 2.1   Business to be Discussed

No business may be transacted at an annual or special meeting of shareholders other than business that is either (i) specified in the Corporation’s notice of meeting (or any supplement thereto) given by or at the direction of the Board, (ii) otherwise properly brought before the meeting by or at the direction of the Board, or (iii) otherwise properly brought before the meeting by any shareholder of the Corporation who complies with the proposal procedures set forth in Section 2.2 below.

Section 2.2   New Business

For business to be properly brought before a meeting by a shareholder of the Corporation, such shareholder must submit a proposal to the Corporation for inclusion in the Corporation’s management proxy circular in accordance with the requirements of the Act; provided that any proposal that includes nominations for the election of directors shall also comply with the requirements of Article 1.

ARTICLE 3

AMENDMENT OF SECTION 37 OF BY-LAW NO. 1

Section 3.1   Amendment

The second paragraph of Section 37 of By law No. 1 of the Corporation is deleted and replaced with the following:

“Every question submitted to any meeting of shareholders shall, subject to the decision of the chair of the meeting, these by-laws and the Act, be decided in the first instance on a show of hands and in the case of an equality of votes, the chair of the meeting shall neither on a show of hands nor on a ballot have a second or casting vote in addition to the vote or votes to which the chair may be entitled as a shareholder or proxy nominee.”

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